Exhibit 99.1

FTI Consulting, Inc.

555 12th Street NW

Washington, DC 20004

+1.202.312.9100

Investor & Media Contact:

Mollie Hawkes

+1.617.747.1791

mollie.hawkes@fticonsulting.com

FTI Consulting Announces Extension of Maturity of Senior Secured

Revolving Credit Facility

Washington, D.C., Nov. 30, 2018 — FTI Consulting, Inc. (NYSE: FCN) today announced that it has entered into an amendment and restatement of its $550.0 million senior secured revolving credit facility (the “Amended and Restated Credit Facility”). The Amended and Restated Credit Facility extends the maturity date from June 26, 2020 to November 30, 2023 and amends certain financial, investment, restricted payment and debt covenants to provide the Company with more financial flexibility. BofA Merrill Lynch, JP Morgan Chase Bank, N.A. and HSBC Securities (USA) Inc. acted as joint lead arrangers. Borrowings under the Amended and Restated Credit Facility may be used to finance working capital and for capital expenditures, other general corporate purposes, permitted acquisitions and other investments.

About FTI Consulting

FTI Consulting, Inc. is a global business advisory firm dedicated to helping organizations manage change, mitigate risk and resolve disputes: financial, legal, operational, political & regulatory, reputational and transactional. With more than 4,600 employees located in 28 countries, FTI Consulting professionals work closely with clients to anticipate, illuminate and overcome complex business challenges and make the most of opportunities. The Company generated $1.81 billion in revenues during fiscal year 2017. More information can be found at www.fticonsulting.com.

Safe Harbor Statement

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which involve uncertainties and risks. Forward-looking statements include statements concerning our plans, objectives, goals, strategies, future events, future revenues, future results and performance, expectations, plans or intentions relating to acquisitions, convertible indebtedness, share repurchases and other matters, business trends and other information that is not historical. When used in this press release, words such as “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” “forecasts” and variations of such words or similar expressions are intended to identify forward-looking statements. All forward-looking statements are based upon our expectations at the time we make them and various assumptions. Our expectations, beliefs and projections are expressed in good faith, and we believe there is a reasonable basis for them. However, there can be no assurance that management’s expectations, beliefs and estimates will be achieved, and actual events or results may differ materially. Factors that could cause such differences include fluctuations in the price per share of our common stock, adverse financial, real estate or other market and general economic conditions, and other future events, which could impact each of our segments differently and could be outside of our control, the pace and timing of the consummation and integration of future acquisitions, the Company’s ability to realize cost savings and efficiencies, competitive and general economic conditions, retention of staff and clients, new laws and regulations, or changes thereto, including the 2017 U.S. Jobs and Tax Act, and other risks described under the heading “Item 1A, Risk Factors” in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2018 and annual report on Form 10-K for the year ended December 31, 2017, filed with the Securities and Exchange Commission (the “SEC”), and in the Company’s other filings with the SEC. We are under no duty to update any of the forward-looking statements to conform such statements to actual results or events and do not intend to do so.

# # #